SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 4, 2015

Vertical Computer Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-28685	65-0393635
(Commission File Number)	(I.R.S. Employer Identification No.)

101 West Renner Road, Suite 300 Richardson, Texas	75082
(Address of Principal Executive Offices)	(Zip Code)

(972) 437-5200 (Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 8 – Other Events

Item 8.01. Other Events

Vertical Computer Systems, Inc. (the “Company” or “VCSY”) is filing this Current Report on Form 8-K to provide further explanation concerning the issuance of our continuation patent United States (“U.S.”) Patent No. 8,949,780 and the retention of our new patent licensing counsel, as first described in the Company’s Form 8-K/A filed on January 21, 2015. This report also provides background on the past strategy concerning the three patents described below that are the foundation of the Company’s SiteFlash™ technology, as well as guidance on future action contemplated by the Company.

As described in the Company’s Form 8-K/A filed on January 21, 2015, the issuance of U.S. Patent No. 8,949,780 is a continuation patent of U.S. Patent No. 7,716,629 (which in turn is a continuation of U.S. Patent No. 6,826,744, and strengthens the Company’s proprietary technology concerning these patents (collectively, the “SiteFlash™ Patents”).

Summary of Past SiteFlash™ Patent Licensing and Litigation.

The Company has been successful in securing patent licenses for the SiteFlash™ patents with Microsoft Corporation (“Microsoft”), LG Electronics MobileComm U.S.A., Inc. and LG Electronics, Inc., (collectively, “LG”), Samsung Electronics Co., Ltd. and Samsung Electronics America, Inc. (collectively, “Samsung”), and Interwoven, Inc. (“Interwoven”, which includes Autonomy Corporation, PLC and Hewlett-Packard Company, Inc.).

Each of these patent licenses consisted of a non-exclusive, fully paid-up license under the original patent (U.S. Patent No. 6,826,744), plus any continuation patents, which include U.S. Patent No. 7,716,629, its continuation patent U.S. Patent No. 8,949,780, and any future continuation patents. A fully paid up license means a flat amount of cash was paid to VCSY, and the licensee is able to utilize the SiteFlash™ Patents without owing any further payments. The settlement agreements and the terms hereof are subject to standard confidentiality provisions and accordingly, the terms may only be disclosed in limited circumstances. Consequently, VCSY is limited in what it may publicly or privately disclose about any settlements reached in connection with the SiteFlash™ patents.

In the course of litigation that resulted in these patent licenses, certain court documents and filings are publicly available, while other documents and filings are put under seal by the respective court and made confidential.

VCSY has prevailed in the Markman hearings related to Interwoven (in U.S. District Court for the Northern District of California) and related to LG and Samsung (in U.S. District Court for the Eastern District of Texas), and has also prevailed in several summary judgment motions as well. The motions, hearings, and rulings for the foregoing items are of public record.

During the litigation with LG and Samsung, the U.S. District Court for the Eastern District of Texas court ordered mediation between the parties. With LG, the settlement amount was determined during the course of the mediation, and with Samsung the parties also negotiated a settlement agreement through the mediator assigned by the court.

In the litigation with Interwoven, the parties participated in numerous court ordered mediations. Prior to the commencement of the trial phase, the parties reached a settlement agreement.

VCSY has also successfully maintained the SiteFlash™ Patents over ex parte re-examinations by the USPTO and as noted above, a continuation patent will be issued thereby expanding the scope and claims of the SiteFlash™ Patents.

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Guidance for Future SiteFlash™ Patents Licensing

The Company believes there have been fundamental changes in the patent law since VCSY first commenced litigation relating to the SiteFlash™ Patents, and these changes have material implications on the litigation strategy and potential risks and rewards on how the Company should proceed in the future. Additionally, there has been a continuous effort in Congress to minimize software patents and more importantly, litigation by non-practicing entities.

The engagement of the law firm of Davidoff, Hutcher, Citron, LLP (“Davidoff”), brings a fresh perspective and background to apply toward the future protection and licensing of the SiteFlash™ Patents and to address developments in U.S. patent laws over the last few years. The Company hopes to license the SiteFlash™ Patents to third parties in order to maximize the value of this technology. The Company can make no assurances that it will be able to license such technology in the future.

Other Recent VCSY Patent Events

In addition to the upcoming issuance of the U.S. Patent No. 8,949,780, the Company shall acquire rights for U.S. Patent No. 8,903,371 (cellular telephone system and method), which was issued on December 2, 2014 under an assignment from Luiz Valdetaro, a co-inventor who is also an employee and the Chief Technology Officer of the Company.

The Company’s executives are required to assign their rights in inventions (and any associated patents) developed under their employment agreements with the Company. Consequently, Mr. Valdetaro is obligated to assign all rights he has as a co-inventor of this patent to VCSY, which include the right to use, license, or enforce the patent. Currently, there are no written agreements between the co-inventors of this patent concerning any rights to use, license or enforce this patent and the Company.

Use of Mobile Patent-Pending Technology

The Company is currently developing and beta testing a mobile platform and application on Android, which will be licensed for certain uses to our subsidiary, Ploinks, Inc. (formerly OptVision Research, Inc.). The Company has filed several patent applications in connection with this technology.

The Company is continually looking for ways to leverage its patents and believes that some of the SiteFlash™ patents may be utilized in VCSY’s new mobile platform at some point in the future. No assurances can be made as to the viability of the Company’s mobile platform or any development thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertical Computer Systems, Inc.

Dated: February 4, 2015	By:	/s/ Richard Wade
Richard Wade
President and Chief Executive Officer